                                                                    EXHIBIT 10.5

                         ADDENDUM TO EMPLOYMENT LETTER
                         -----------------------------



March 15, 1996

Mr. Evan Kraus
415 Ash Street
Mill Valley, CA. 94941

Dear Evan:

This letter is intended as a modification of the original terms and conditions of your employment with MTC Telemanagement Corporation and MTC International, Inc. (collectively, "MTC"). Except as expressly provided herein, the terms of your employment letter dated January 25, 1996 shall continue to apply. We recognize the change in circumstances relating to your service to MTC, and for this reason, MTC agrees to the following:

1. Salary:  Your salary shall be $10,000.00 per month retroactive to the
   ------
   commencement of your employment with the company; and

2. Severance Agreement: You shall have severance rights and benefits, subject to
   --------------------
   the following terms and conditions:

 . In the event that your employment with MTC is terminated or you elect to resign because the terms or conditions of your employment are altered due to any merger, consolidation or restructuring in which (a) MTC is not the consolidated, surviving and controlling entity or (b) a transfer of all or substantially all of the assets of MTC occurs, you shall be entitled to a severance payment from the company in an amount equal to fifteen (15 months of your then monthly salary, payable as follows: twenty percent (20%) of the aggregate amount shall be payable in immediately available funds on the effective date of your termination, and the balance of the aggregate amount shall be due in twelve (12) equal monthly payments payable in arrears on the first day of the month, commencing with the first day of the month following the date of your termination. The surviving or controlling entity shall execute and deliver to you on or before your last day of service to the company a promissory note, without interest, in the principal amount of the unpaid balance of your severance payment. You shall also be entitled to full benefits offered at such time by the surviving or controlling entity until such promissory note is paid in full.

Mr. Evan Kraus
March 15, 1996
page 2.



 . In the event of any such restructuring or transfer of assets described above, your rights under this severance arrangement shall be assigned to and assumed by the surviving or resulting entity or to the transferee of MTC's assets. This arrangement shall remain enforceable for the duration of your employment, shall be in lieu of and supersedes any other severance policy or arrangement of the company, whether written or oral, and is intended as well as a liquidated payment compensating you for and is in lieu of any claims or damages you might have or otherwise might incur in connection with the aforementioned merger, consolidation or restructuring.

If the foregoing accurately reflects our discussions and agreements, please so indicate by executing the duplicate copy of this letter agreement and returning the fully executed copy to one of the undersigned officers.


MTC Telemanagement Corporation


By: /s/ Thomas A. Hakel
   ---------------------------------
        Thomas A. Hakel

Title: Senior Vice President
       ---------------------



By: /s/ Roger Sheppard
   ---------------------------------
        Roger Sheppard

Title: Senior Vice President
       ---------------------


AGREED AND ACCEPTED:



        /s/ Evan Kraus
------------------------------------
            Evan Kraus